UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 18, 2018

SIGMA LABS, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-38015	27-1865814
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3900 Paseo del Sol, Santa Fe, New Mexico 87507
(Address of Principal Executive Offices) (Zip Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Registrant’s telephone number, including area code: (505) 438-2576

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [   ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [   ]

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 18, 2018, Kent Summers was appointed to the Board of Directors of Sigma Labs, Inc. (“we,” “us,” “our,” or the “Company”). Mr. Summers was also appointed to serve as a member of the Company's Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. In conjunction with Mr. Summers’ appointment as a director, the Company issued Mr. Summers 5,814 shares of common stock of the Company, which shares will vest in four equal (as closely as possible), successive quarterly installments beginning on the first quarterly anniversary of the grant date, provided that Mr. Summers remains in our continuous service as a director through the applicable quarterly anniversary date. Mr. Summers entered into the Company’s standard indemnification agreement for directors.

Mr. Summers, age 59, currently divides his time among a number of independent activities which focus on early-stage technology company formation and development strategies, and sales planning and execution needs for emerging- and mid-market technology companies located primarily in the Boston metropolitan area, including: management consultant to private and family-owned businesses; volunteer Mentor and Instructor with the Massachusetts Institute of Technology Venture Mentoring Services program; regular lectures on enterprise, business-to-business sales to company founders and students enrolled at the Massachusetts Institute of Technology Sloan School of Management, the Harvard MBA Program, the Wharton School at the University of Pennsylvania, and a number of domestic and international entrepreneurship support organizations; and consultant to Fellows enrolled in the Harvard Advanced Leadership Initiative. Mr. Summers has served in those roles at various times from 2003 to the present. From 2009 to the present, Mr. Summers has served as the non-executive Chairman of CADNexus, Inc., and from 2017 to the present, director and Chairman of the Compensation Committee with iQ3 Connect, Inc.

From 2005 to 2017, Mr. Summers served as Managing Partner at Practical Computer Applications, Inc., a Boston-based database consulting and engineering services firm, where he was responsible for sales planning and execution activities. Prior to Practical Computer Applications, from 2001 to 2005, Mr. Summers provided independent merger & acquisition advisory services to support the sale of privately-owned companies. Over a prior 14-year period, Mr. Summers served in leadership roles at several software and internet start-ups, including: Chairman and CEO of Collego Corporation (acquired by MRO Software), founder and CEO of MyHelpDesk, Inc. (acquired by Support.com), founder of PCMovingVan.com (acquired by a PE firm), and Vice President of Marketing at Electronic Book Technologies, Inc. (acquired by INSO Corporation, formerly listed on Nasdaq).

Prior to the software industry, Mr. Summers served as Technology Analyst at Electronic Joint Venture Partners LLC and Associate Program Trader on the Options Trading Desk at Bear Stearns & Co. In 1986, Mr. Summers received a BA in English from the University of Houston. Our Board of Directors believes that Mr. Summers is qualified to serve as a member of our Board on the basis of his deep understanding of early-stage business growth strategies, enterprise sales, business acquisitions, as well as his background and extensive company management and leadership experience.

Item 8.01Other Events.

As previously reported, on September 18, 2017, we received a notice from Nasdaq stating that, based on its review of our plan of compliance, Nasdaq granted the Company an extension until January 22, 2018 to regain compliance with Nasdaq Listing Rules 5605(b)(1) and 5605(c)(2) by appointing at least one more independent director to our Board of Directors and Audit Committee.

Nasdaq notified us on January 22, 2018 that it had determined that we have regained compliance with Nasdaq Listing Rules 5605(b)(1) and 5605(c)(2) as a result of our appointment of Mr. Summers to our Board of Directors and Audit Committee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 24, 2018	SIGMA LABS, INC.

By:/s/ John Rice
Name:John Rice
Title:Interim Chief Executive Officer